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                            ARTICLES OF INCORPORATION

                                       OF

                              ALLIED FIRST BANK, SB


         For the purpose of organizing a Bank to carry on the business of banking under the laws of the State of Illinois, the undersigned do enter into the following Artices:

         FIRST.  The title of this Bank shall be Allied First Bank, sb

         SECOND. The Main Office of the Bank shall be in Naperville, Illinois, County of DuPage, State of Illinois. The general business of the Bank shall be conducted at its main office and its branches and facilities.

         THIRD. The exact number of members of the board of directors of the Bank shall be determined by the vote of the shareholders at any annual or special meeting of the Bank but shall not be less than five(s) nor more than twenty five (25).

         Any vacancy in the board of directors may be filled by action of the board of directors.

         Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

         Despite the expiration of a director's term, the director shall continue to serve until his or her successor is elected or until there is a decrease in the number of directors and his or her position is eliminated.

         Honorary or advisory members of the board of directors, without voting power or power of final decision in matters concerning the business of the Bank, may be appointed by resolution of a majority of the full board of directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted for purposes of determining the number of directors of the Bank or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

         FOURTH. The authorized and issued capital stock of this Bank is 714,200 shares of common stock of the par value of one dollar ($1.00) each.

         FIFTH. The Bank shall indemnify its officers, directors and employees to the fullest extent permitted by applicable Illinois law.

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   In witness whereof, we have hereunto set our hands this   day of      , 2001.
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